Exhibit 10.2

PAYMENT AGREEMENT

THIS PAYMENT AGREEMENT (this “Agreement”) dated as of May 5, 2013 (the “Execution Date”), is entered into by and among Crestwood Midstream Partners LP, a Delaware limited partnership (“MLP”), and Crestwood Holdings LLC, a Delaware limited liability company (“Holdings”).

WITNESSETH:

WHEREAS, MLP and Crestwood Gas Services GP LLC, a Delaware limited liability company (“MLP General Partner”), Inergy Midstream, L.P., a Delaware limited partnership (“Buyer”), NRGM GP, LLC, a Delaware limited liability company (“Buyer General Partner”), Inergy, L.P., a Delaware limited partnership (“NRGY”), and Intrepid Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Buyer (“Merger Sub”) intend to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, MLP will merge with Merger Sub (the “Merger”) (any capitalized term used but not defined in this Agreement has the definition given such term in the Merger Agreement, and the rules of construction in the Merger Agreement shall apply to this Agreement);

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of MLP General Partner has reviewed and evaluated the Merger and the Merger Agreement;

WHEREAS, the Conflicts Committee has required, as a condition to its granting of “Special Approval” under the MLP Partnership Agreement, that Holdings pay at Closing $10,375,909 cash (the “Holdings Payment”) in aggregate to the Holders of MLP Common Units (other than the CW Holders) (the “Unaffiliated LPs”); and

WHEREAS, Holdings intends, in connection with its ownership of its MLP Common Units and to induce the Conflicts Committee to grant “Special Approval” under the MLP Partnership Agreement and thus enable MLP to enter into the Merger Agreement, to make the Holdings Payment in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

1.	Before the Effective Time, Holdings will deposit with the Exchange Agent for the benefit of the Unaffiliated LPs, cash in the amount of the Holdings Payment in order to fund a portion of the Cash Consideration.

2.	The Exchange Agent shall, pursuant to irrevocable instructions, deliver such cash to the Unaffiliated LPs as a portion of the Merger Consideration in accordance with the Merger Agreement.

3.

Any portion of the Holdings Payment that remains undistributed to the Unaffiliated LPs that are Holders of Certificates for twelve months after the Closing Date shall be delivered to Buyer, upon demand by Buyer, and any Unaffiliated LPs that are Holders of Certificates who have not theretofore complied with Article II of the Merger Agreement shall look only to Buyer and only as general creditors thereof for payment of their claim for their portion of the Holdings Payment. If any Certificates shall not have been surrendered prior to such date on which any portion of the Holdings Payment in respect of such Certificate would escheat to or become the property of any Governmental Entity, such cash in respect of such Certificates shall, to the extent permitted by applicable Law, become the property of Buyer, free and clear of all claims or interest of any Person previously entitled thereto.

4.	To the fullest extent permitted by Law, neither Buyer nor Holdings nor their respective Representatives shall be liable to any Person in respect of any portion of the Holdings Payment properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

5.	Miscellaneous Matters.

a.	To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (and, if such court shall not have subject matter jurisdiction, any Delaware state court and the federal court of the United States located in the State of Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts); (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum; and (iii) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

b.	Except for the Merger Agreement, this Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties, and there are no representations, warranties or other agreements between or among such parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

c.	This Agreement may be amended by the parties hereto at any time before or after the MLP Unitholder Approval; provided, however, that any such amendment must be approved by the Conflicts Committee. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby; provided, however, that any supplement, modification or waiver must be approved by the Conflicts Committee. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

d.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

e.	None of the provisions of this Agreement shall be for the benefit of or enforceable by any third Person, including any creditor of any Party or any of their Affiliates. No such third Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any party.

f.	No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise). Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

g.	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

h.

This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no former, current or future equity holders, controlling persons, directors, officers, employees, agents or Affiliates of any party hereto or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a

“Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

i.	This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

CRESTWOOD MIDSTREAM PARTNERS LP

By: Crestwood Gas Services GP, LLC, its General Partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President